Better For You Wellness Raises Immediate Funding
to Accelerate Growth

Columbus, Ohio - April 18, 2022 - Better For You Wellness, Inc. (OTCQB: BFYW) ("Better For You Wellness" or the "Company"), an Ohio-based company focused on the rapidly-growing $1.5T wellness industry, is pleased to announce that it has entered into a Securities Purchase Agreement (the "Purchase Agreements") with Mast Hill Fund, L.P., a Delaware limited partnership ("Mast Hill"), respectively, pursuant to which Mast Hill purchased a promissory note, with a principal amount of $310,000 for a purchase price of $279,000 (the "Note"). The closing of the Purchase Agreements occurred on April 12, 2022.

The capital infusion from Mast Hill will provide the Company with operating capital through its upcoming S-1 filing. Better For You Wellness intends to file its S-1 to further the Company's efforts to up-list to a national securities exchange such as the NASDAQ or NYSE.

"Having a financial partner like Mast Hill allows us to continue our measured, strategic path to becoming a global wellness conglomerate," commented Ian James, Chief Executive Officer of Better For You Wellness, Inc.

Additionally, on April 12, 2022, the Company entered into an Agreement to Terminate Amended and Corrected Equity Purchase Agreement (the "Agreement to Terminate") with Williamsburg Venture Holdings LLC, a Nevada limited liability Company ("WVH") to terminate the Amended and Corrected Equity Purchase Agreement entered into on December 3, 2021. Pursuant to the Agreement to Terminate, WVH agreed to forfeit the 7,048,873 shares of Better For You Wellness, Inc. common stock previously issued to WVH as Commitment Shares pursuant to the Equity Purchase Agreement.

"The Company's Board of Directors unanimously agreed that it was in the best interest of Better For You Wellness to terminate its arrangement with Williamsburg Venture Holdings. Furthermore, Williamsburg Venture Holdings' forfeiture of the 7,048,873 Commitment Shares issued in December of 2021 represents a meaningful reduction in the Company's total shares outstanding," added James.

For further information, investors should refer to the Company's reports filed with SEC (https://www.sec.gov/).

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTCQB: BFYW) is a Columbus, Ohio-based Company pursuing a dual buy-and-build model within the wellness industry. Better For You Wellness, Inc., through its wholly-owned subsidiary, builds and operates digitally-native, mission-driven brands within the clean beauty sector, including Better Suds. Better For You Wellness, Inc. is also under LOI to acquire multiple companies within the clean and natural beauty category. Learn more at https://BFYW.com.

Contact:

Better For You Wellness, Inc.

Ian James, CEO

investors@bfyw.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).